Pacific Life & Annuity Company 700 Newport Center Drive Newport Beach, CA 92660 (800) 748-6907

ENDORSEMENT

Pacific Life & Annuity Company, a stock life insurance company, has issued this Endorsement as a part of the annuity Contract to which it is attached.

The terms defined in the Contract will have the same meaning when used in this Endorsement. All other terms and conditions of your Contract remain unchanged by this Endorsement. All provisions of the Contract that do not conflict with this Endorsement apply to this Endorsement. In the event of any conflict between the provisions of this Endorsement and the provisions of the Contract, the provisions of this Endorsement shall prevail.

Effective Date – The Contract Date shown in the Contract Specifications.

This Endorsement replaces the Death Benefit Amount provision in the DEATH BENEFIT PROVISIONS section in the Contract with the following:

DEFINITION OF TERMS

Total Adjusted Purchase Payments - The sum of all Purchase Payments made to the Contract, reduced by a Pro Rata Reduction for each prior withdrawal. This amount may be adjusted if there is a change of Owner.

Pro Rata Reduction – The reduction percentage that is calculated at the time of a withdrawal by dividing the amount of each withdrawal (including any applicable withdrawal charges) by the Contract Value immediately prior to the withdrawal.

Death Benefit Amount – The Death Benefit Amount as of any Business Day prior to the Annuity Date is equal to the greater of:

(a)	the Contract Value as of that day; or

(b)	Total Adjusted Purchase Payments.

Change of Owner - If there is a change of Owner:

(i)	to someone other than the Owner’s spouse; or

(ii)	to a Trust or Non-Natural Entity where the Owner and Annuitant are not the same person prior to the change; or

(iii)	if an Owner is added that is not a spouse of the Owner,

the Total Adjusted Purchase Payments on the effective date of the change of Owner (the “Change Date”) will be reset to equal the lesser of:

(a)	the Contract Value as of the Change Date; or

(b)	Total Adjusted Purchase Payments as of the Change Date.

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Additionally, after the Change Date the Total Adjusted Purchase Payments:

•	will be increased by any Purchase Payments made after the Change Date; and

•	will be reduced by any Pro Rata Reduction for withdrawals made after the Change Date.

PACIFIC LIFE & ANNUITY COMPANY

[Chairman and Chief Executive Officer	Secretary]

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